EXHIBIT 10.2

	Cycle 13 (2003-2005) LTIP Payouts
Name and Principal Position	Target Shares	Opportunity Shares

Michael H. Madison - President and Chief Executive Officer	3,000	1,275
Dilek Samil - President and Chief Operating Officer (Cleco Power LLC)	7,824	3,326
Kathleen F. Nolen - Senior Vice President and Chief Financial Officer	3,651	1,552
R. O'Neal Chadwick, Jr. - Senior Vice President and General Counsel	5,286	2,247
Samuel H. Charlton III - Senior Vice President and Chief Operating Officer (Cleco Midstream Resources LLC)	6,064	2,578